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                                                           Exhibit 10.12

                   EMPLOYMENT AGREEMENT

    This EMPLOYMENT AGREEMENT, dated as of November 20, 1996, is made by and between JAMES H. MILLER ("Executive") and SURVIVAL TECHNOLOGY, INC. ("Company"), a Delaware corporation.

                         RECITALS

    A. The Executive and the Company have entered into an employment agreement, dated March 2, 1993 ("Former Agreement").

    B. The Company and Brunswick Biomedical Corporation ("BBC") have agreed that, as a condition to consummation of the merger of BBC with and into the Company ("BBC Merger"), the Company and the Executive shall have entered into an Employment Agreement in substitution for the Former Agreement and an employment agreement between the Executive and BBC ("BBC Employment Agreement").

    C. The Board of Directors of the Company ("Board of Directors") has determined that it is in the best interest of the Company's shareholders that appropriate steps should be taken to reinforce and encourage the continued dedication of the Executive to the Executive's assigned duties.

    D. In order to induce the Executive to remain in the employ of the Company and to induce the Executive to give the Executive's continued attention and dedication to the Executive's assigned duties, the Company desires to enter into, and the Executive wishes to accept, this Employment Agreement in substitution for the Former Agreement and the BBC Employment Agreement.

                         AGREEMENT

    NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Executive do hereby agree as follows:

                        ARTICLE 1.
                        DEFINITIONS

    Whenever the following terms are used below in this Employment Agreement, they shall have the meaning specified below, and no other, unless the context clearly indicates



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to the contrary.  The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

    1.1 Auditors. "Auditors" shall mean Price Waterhouse LLP, or an independent certified public accounting firm that is duly selected by the Board of Directors and is acceptable to the Executive.

    1.2 Board of Directors. "Board of Directors" shall have the meaning provided in the first recital of this Agreement.

    1.3 Cause. "Cause" shall mean termination of employment with the Company because of (i) the Executive's failure or refusal to perform satisfactorily any duties reasonably required of the Executive by the Company (other than by reason of disability), after reasonable demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes the Executive has not performed his duties;
(ii) the commission by the Executive of a felony or the perpetration by the Executive of a dishonest act against or breach of fiduciary duty toward the Company; or (iii) any willful act or omission by the Executive which is injurious in any material respect to the financial condition or business reputation of the Company. For purposes of this Section 1.3, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his act or omission was in the best interests of the Company.

    1.4 Change of Control. A "Change of Control" shall be deemed to have occurred if (i) any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ("1934 Act")) together with its affiliates, excluding employee benefit plans of the Company, is or becomes, directly or indirectly, the "beneficial owner" (as defined in Rule 13d-3 promulgated under the 1934 Act) of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; or (ii) during the term of this Agreement, as a result of a tender offer or exchange offer for the purchase of securities of the Company (other than such an offer by the Company for its own securities), or as a result of a proxy contest, merger, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any two-year period during the term of this Agreement constitute the Board of Directors, plus new


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Directors whose election or nomination for election by the Company's shareholders is approved by a vote of at least two-thirds of the Directors still in office who were Directors at the beginning of such two-year period, cease for any reason during such two-year period to constitute at least two-thirds of the members of the Board of Directors; or (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and other than the BBC Merger; or (iv) the shareholders of the Company approve a plan of complete liquidation or winding-up of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or (v) any event which the Board of Directors determines should constitute a Change of Control.

    1.5 Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

    1.6 Company. "Company" shall mean Survival Technology, Inc., a Delaware corporation, its subsidiaries and affiliates, and any successor to its business, whether direct or indirect, by purchase of securities, merger, consolidation, purchase of all or substantially all of the Company's assets or otherwise.

    1.7 Date of Termination. "Date of Termination" shall mean (i) in the case of the Executive's termination of employment by the Company for Disability, thirty days after Notice of Termination is given, provided that the Executive shall not have returned to the performance of the Executive's assigned duties on a full-time basis during such thirty-day period; (ii) in the case of termination of the Executive's employment by the Company for Cause, the date of actual termination; or (iii) in the case of termination of the Executive's employment by the Executive for Good Reason or termination for any other reason, the date specified in the Notice of Termination, which date shall not be less than thirty days after the date such Notice of Termination is given.


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    1.8  Disability.  "Disability" shall mean absence from performance of assigned duties for the Company on a full-time basis for six consecutive calendar months as a result of incapacity due to medically documented physical or mental illness; provided that the Executive shall not have returned to the full-time performance of the Executive's duties within 30 calendar days of actual receipt of written Notice of Termination for the reason of Disability. Such Notice of Termination may not be given prior to the expiration of the six month period of Disability.

    1.9 Executive. "Executive" shall have the meaning provided in the first paragraph of this Agreement.

    1.10 Good Reason. "Good Reason" shall mean the occurrence of any of the following events without the Executive's express written consent:

           (a) the assignment to the Executive of duties inconsistent with the position and status of the President and Chief Executive Officer of the Company, or a substantial alteration in the nature, status or prestige of the Executive's responsibilities as President and Chief Executive Officer of the Company from those in effect at the date hereof (other than any such alteration primarily attributable to the fact that the Company, at the time of such alteration, is no longer a publicly-held company);

           (b)  a reduction by the Company in the
         Executive's pay grade or base salary as in effect at the date hereof or as the same may be increased from time to time during the term of this Agreement or the Company's failure to increase (within 12 months of the Executive's last increase in base salary) the Executive's base salary in an amount which at least equals, on a percentage basis, the average percentage increase in base salary for all executives of the Company having the same pay grade as the Executive effected in the preceding 12 months;

           (c) an involuntary relocation of the Executive from the location contemplated in Section 3 hereof or the breach by the Company of any other provision of this Agreement; or


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           (d)  any purported termination of the employment
         of the Executive by the Company which is not effected according to the requirements of a Notice of Termination as defined in Section 1.11 hereof.

    1.11 Notice of Termination. "Notice of Termination" shall mean a notice, in writing, to the Executive from the Company or to the Company from the Executive, which indicates the specific termination provision enumerated in this Agreement relied upon, and which sets forth in reasonable detail the facts and circumstances alleged to provide a basis for termination of the Executive's employment by the Company or by the Executive. Such notice must be communicated to the Executive in accordance with Section 7.3 hereof.

    1.12 Retirement. "Retirement" shall mean termination of the Executive's employment on or after the date on which the Executive attains sixty-five years of age or termination in accordance with any retirement agreement entered into between the Executive and the Company.

    1.13 Tax Counsel. "Tax Counsel" shall mean legal counsel, selected by the Auditors and which is acceptable to the Executive and the Company, for the purpose of rendering legal advice and services on tax issues arising under this Agreement.

                        ARTICLE 2.
                           TERM

    This Agreement shall be effective commencing on the date hereof and shall continue in effect through November 30, 1999; provided, however, that commencing on November 1, 1997 and on each November 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless no later than August 1 of such year, the Company shall have given the Executive notice that it does not desire to extend the term of this Agreement; and provided, further, that if a Change of Control shall have occurred during the term of this Agreement, then, notwithstanding such notice by the Company not to extend, this Agreement shall continue in effect for the lesser of (i) a period of 36 months beyond the then scheduled expiration of this Agreement, or (ii) a period ending on the date of the Retirement of the Executive. Notice by the Company pursuant to this Article 2 that it does not wish to extend the term of this Agreement shall not constitute a Notice of Termination and shall not give the Executive Good Reason to terminate his employment with the Company.


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                        ARTICLE 3.
                        EMPLOYMENT

    The Company agrees to employ the Executive and the Executive agrees to continue to serve the Company on the terms and conditions set forth herein. Except as may otherwise be agreed upon between the Company and the Executive, the Executive shall serve the Company as President and Chief Executive Officer of the Company. At all times, the Executive shall report directly to the Board of Directors of the Company. The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company, except for reasonable time spent for service on the boards of directors of other corporations, vacations and civic and charitable activities, and shall continue to represent the Company within its industry. The Executive shall, except as the Executive may otherwise agree, perform his principal activities at the executive offices of the Company, subject to required travel on the Company's business.

                        ARTICLE 4.
                 BENEFITS AND COMPENSATION

    4.1 Base Salary. During the term of his employment hereunder, the Company shall pay to the Executive, in approximately equal installments not less often than twice per month, a base salary of not less than $325,000 per year, as the same may from time to time be increased.

    4.2 Benefit Plans and Arrangements. The Executive shall be entitled to participate in and receive benefits under the Company's employee benefit plans and arrangements in effect during the term of his employment hereunder.


    4.3 Perquisites. During the term of his employment hereunder, the Executive shall be entitled to receive fringe benefits ordinarily and customarily provided by the Company, including without limitation reimbursement (up to a maximum of $7,645 per year, as the same may from time to time be increased by approval of the Compensation and Stock Option Plan Committee or other appropriate body of the Company's Board of Directors) for the cost of leasing an automobile.

    4.4 Expenses. The Company shall promptly reimburse the Executive for all reasonable travel and other business-related expenses related to the Company's business actually paid or incurred by him in the performance of his services under this Agreement, including without limitation the cost


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of two airline clubs and the annual fee for one major credit card.

                        ARTICLE 5.
                        TERMINATION

    5.1 Death. The Executive's employment hereunder shall terminate upon his death.

    5.2 Disability. During any period within the term of this Agreement that the Executive is or becomes subject to a Disability, the Executive shall continue to receive the Executive's full base compensation and other benefits at the rate then in effect until the Executive's employment is terminated. After termination for Disability, benefits accruing to the Executive shall be determined in accordance with the Company's disability policy as then in effect or, in the event that such termination is subsequent to a Change in Control, as in effect immediately prior to any Change of Control, as the Executive may elect.

    5.3 Cause. The Company may terminate the Executive's employment hereunder for Cause. In the event that the Executive's employment with the Company is terminated for Cause, the Executive shall receive the Executive's full base compensation as earned through the Date of Termination at the rate in effect at the time Notice of Termination is given. Following payment of said amount and without impairing the Executive's rights under benefit plans and arrangements and the Company's policies and procedures, the Company shall have no further obligations to the Executive under this Agreement.

    5.4 Retirement. In the event that the Executive's employment with the Company is terminated by reason of the Executive's Retirement, the Executive shall be entitled to the benefits under the Company's regular retirement program, or, if a separate retirement agreement has been entered into between the Executive and the Company, benefits shall be provided according to the terms of that agreement.

    5.5 Involuntary Termination. In the event that the employment of the Executive shall be terminated during the term of this Agreement (i) by the Company for any reason other than for Cause, Disability or Retirement or (ii) by the Executive for Good Reason, then:

           (a) unless the Executive shall elect instead to receive the benefits available under the Company's severance policy, the Executive shall be entitled to


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         receive:  (i) the Executive's full base compensation
         as earned through the Date of Termination at the rate in effect at the time Notice of Termination is given; (ii) for a 24-month period after such termination (or such lesser number of months up to the date of the Executive's Retirement), life, disability, accident and health insurance coverage substantially the same as that which the Executive received immediately prior to the Notice of Termination or if such termination is subsequent to a Change in Control, as the Executive received prior to such Change of Control, as the Executive may elect (collectively, the "Benefits"), provided, however, that if, despite the provisions of this
         Section 5.5, the benefits enumerated above shall not be payable or provided to the Executive or his dependents, beneficiaries or estate under the Company's plans because he is no longer an employee of the Company, the Company itself shall pay or provide for payment of such benefits to the Executive, his dependents, beneficiaries or estate; and (iii) a lump sum payment ("Severance Payment") from the Company to the Executive of a dollar amount equal to 200% of the base compensation of the Executive for the twelve-month period immediately preceding the Notice of Termination;

           (b) all options to purchase securities of the Company then held by the Executive shall be immediately exercisable, without regard to whether such options are exercisable at such time pursuant to the terms of the documents under which such options were granted; and

           (c) any securities of the Company then held by the Executive that are subject to any restriction on transfer, other than restrictions imposed only by federal or state securities laws, shall lapse and be of no further force and effect with the result that the Executive shall be permitted to sell, transfer or otherwise dispose of such securities without regard to any such restrictions.

    5.6  Tax Deductibility of Benefit Payments.

    (a) It is intended that all amounts payable hereunder, together with all other amounts payable to the Executive upon or in connection with a termination of his employment, are reasonable compensation for the Executive's service to the Company and its subsidiaries. Notwithstanding the foregoing, should the Company


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determine, based upon the opinion of the Auditors with the advice and assistance of Tax Counsel, that payment of any or all of the Severance Payment and the Benefits together with any other amounts received by the Executive that must be included in such determination, would result in the payment of an "excess parachute payment" as defined in Section 280G of the Code, then the Company will reduce the amount otherwise due and owing to the Executive under this Agreement to the maximum amount that would permit a determination that the Executive has not received an excess parachute payment under the foregoing Code provision.

    (b) The Company may reduce the Severance Pay and Benefits pursuant to this Section 5.6 only if, within 60 days of the Executive's termination, it provides the Executive with an opinion of the Auditors that the Executive will be considered to have received "excess parachute payments" as defined in
Section 280G if he were to receive the full amounts owing pursuant to the terms of this Agreement. Such opinion shall be based upon the proposed regulations under Code Sections 280G and 4999 or substantial authority within the meaning of Code Section 6661, and shall set forth with particularity the smallest amount by which the payment due the Executive hereunder would have to be reduced to avoid the imposition of any excise tax or the disallowance of any deduction pursuant to Code Sections 280G and 4999 and shall demonstrate the relation of such amount to the amounts set forth in paragraph
(a). The Executive shall, if he agrees with the determination of the Company, notify the Company in writing of the payments and/or Benefits that he wishes to have reduced in order to comply with the provisions of this
Section 5.6. In the event that the Executive fails to designate an order of priority for the application of any such reduction, such reduction shall be made in the order of priority determined by the Company. In the event that the Executive does not agree with the opinion or calculation presented and he is unable to resolve any dispute with the Company regarding such disagreement within a period of 30 days of receipt of the opinion referenced above, the Executive may take such other steps as he may deem advisable to enforce his position.

     5.7 Underpayment of the Severance Payment. In the event that the initial determination of the Auditors and Tax Counsel results in a payment to the Executive of a smaller Severance Payment than the Executive was actually entitled to receive (as determined by the Auditors and Tax Counsel based on controlling precedent), such underpayment shall be promptly disbursed to the Executive or for the


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Executive's benefit together with interest at the prime rate as announced periodically by The Chase Manhattan Bank.

    5.8 Legal Fees and Expenses. If litigation shall be instituted to enforce or interpret any provision hereof and the Executive shall prevail, the Company will reimburse the Executive for his reasonable attorneys' fees and disbursements incurred in such proceeding and will pay prejudgment interest at the legal rate then in effect on any money judgment or award obtained by the Executive in such proceeding.

    5.9 No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced or offset by any compensation earned by the Executive as a result of employment by another employer or by retirement benefits after the Date of Termination or otherwise. Benefits payable pursuant to Section 5.5(a)(ii) of this Agreement shall cease to the extent that the Executive is entitled to receive such benefits pursuant to the benefit plans of another employer of the Executive.

                        ARTICLE 6.
              NON-COMPETITION; NON-DISCLOSURE

    6.1 The Executive agrees that, while he is employed by the Company, he will not directly or indirectly engage or participate in, as an owner, partner, shareholder, officer, employee, director, agent or consultant, any business that directly or indirectly competes with the Company or any of its subsidiaries or affiliates, and, further, that he will not make any investments in any business that competes with the Company. The Executive further agrees that he will not at any time, except in the performance of his duties for the Company, directly or indirectly disclose any trade secret or confidential information that he learns by reason of his association with the Company. The Executive acknowledges that all business records, papers, documents and other matters created, collected or made by him in the performance of his service for the Company shall remain the exclusive property of the Company. The agreements and acknowledgments in this paragraph are in addition to those contained in the Employment Agreement incorporated by reference in Section 6.2.

    6.2 The Executive ratifies and confirms the terms and obligations of the Employment Agreement executed


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between the Company and the Executive on July 13, 1989, containing a covenant not to compete and provisions on nondisclosure of information, new inventions, delivery of documents, and remedies. That Employment Agreement, and any successor agreement to that Agreement, is hereby incorporated by reference into this Agreement.

                        ARTICLE 7.
                       MISCELLANEOUS

    7.1 Successors: Binding Agreement. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The failure of the Company to obtain such assumption agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive had terminated the Executive's employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

    7.2 Successors and Assigns. This Agreement shall inure to the benefit of, and be enforceable by, the personal heirs, distributees, devisees and legatees of the Executive.

    7.3 Notice. Notices and all communications provided for in this Agreement shall be in writing and shall be deemed to have been received when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth at the end of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board of Directors with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

    7.4 No Waiver. No provision of this Agreement may be modified, waived or discharged unless in writing and signed by the Executive and such officer of the Company as may be specifically designated or authorized by the Board of Directors or by a Committee of the Board of Directors.


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No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

    7.5 Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. This Agreement constitutes the entire agreement of the parties, recites the sole considerations for the promises exchanged and supersedes any prior agreements between the Executive and the Company or BBC with respect to the subject matter hereof, including without limitation the Former Agreement and the BBC Employment Agreement but excluding the Employment Agreement incorporated by reference in Section 6.2 hereof.

    7.6 Effective Time. This Employment Agreement shall become effective upon consummation of the BBC Merger. If the BBC Merger is abandoned, this Employment Agreement shall be null and void, and the Former Agreement shall continue in effect in accordance with its terms.

    7.7 Controlling Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware relating to contracts to be performed entirely therein. All amounts payable to the Executive pursuant to this Agreement shall be paid subject to such reporting and withholding requirements, if any, as may be imposed by applicable law and applicable Company policy.

    7.8 Invalid Provision. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

    7.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.


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    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                       SURVIVAL TECHNOLOGY, INC.,
                                       a Delaware corporation


                                       By: /s/David L. Lougee
                                           -------------------------------
                                           Chairman, Compensation and
                                            Stock Option Plan Committee

                                       Address:  2275 Research Boulevard
                                                 Rockville, Maryland  20850



                                       JAMES H. MILLER


                                       /s/James H. Miller
                                       -----------------------------------

                                       Address:  Survival Technology, Inc.
                                                 2275 Research Boulevard
                                                 Rockville, Maryland  20850


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